Exhibit (m)

RED CEDAR FUND TRUST

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

WHEREAS, Red Cedar Fund Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that this Distribution and Shareholder Servicing Plan (the “Plan”) will benefit the series of the Trust (each, a “Fund”) listed on Appendix A hereto and the shareholders (“Shareholders”) who from time to time beneficially own the shares (the “Shares”) of any such Fund; and

WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Trustees of the Trust have adopted this Plan pursuant to which Ultimus Fund Distributors, LLC (the “Distributor”), or other securities dealers or service providers, may provide the distribution services set forth below, provided however, that (i) any such services provided by the Distributor shall be provided under the terms of the Distribution Agreement entered into between the Distributor and the Trust and (ii) any such services provided by any other securities dealers or service providers shall be provided under the terms of distribution and servicing agreements as approved from time to time by the Board, including the members of the Board who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Distributor (the “Independent Trustees”).

NOW, THEREFORE, the Trustees of the Trust, including a majority of the Independent Trustees, hereby adopt this Distribution Plan.

Distribution and Shareholder Servicing Plan

1. The Trust has adopted this Distribution Plan to enable the Trust to directly or indirectly bear expenses relating to the distribution of the Shares of the Trust.

2. The Trust shall pay to the Distributor as compensation for its services hereunder or for payment by the Distributor to securities dealers or other service providers, or the Trust may pay directly to securities dealers or other service providers, a quarterly fee not to exceed the amount calculated at the annual rates specified on Appendix A, as them same may be amended by the Trust’s Board from time to time.

3. (a) The monies paid to the Distributor pursuant to Paragraph 2 above may be treated as compensation for the Distributor’s distribution-related services including compensation for amounts advanced to securities dealers or their firms or others (including retirement plan recordkeepers) selling shares of a Fund and who have executed an agreement with the Trust, the Distributor or its affiliates, which form of agreement has been approved from time to time by the Board, including the Independent Trustees, with respect to the sale of Fund shares. In addition, the Distributor may use such monies paid to it pursuant to Paragraph 2 above to assist in the distribution and promotion of shares of a Fund or any particular class of shares thereof. Payments made to the Distributor under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; additional distribution fees paid to securities dealers or their firms or others (including retirement plan recordkeepers) who have executed agreements with the Trust, the Distributor or its affiliates; or certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about a Fund and shareholder financial planning needs, placement on dealers’ lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges.

(b) The monies paid to the Distributor or others pursuant to paragraph 2 above may also be used to pay the Distributor, dealers or others (including retirement plan recordkeepers) for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from a Fund on behalf of shareholders; forwarding certain shareholder communications from a Fund to its shareholders; and receiving and answering correspondence. Any amounts paid under this paragraph 3(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

4. In addition to the payments which a Fund is authorized to make pursuant to paragraphs 2 and 3 hereof, to the extent that a Fund, the Adviser, the Distributor or other parties on behalf of the Fund, the Adviser or the Distributor make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Fund shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Plan, provided, however, that in no event shall the aggregate payments specified in paragraphs 2 and 3, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or any successor thereto.

5. This Plan shall not take effect with respect to any Fund until it has been approved (a) by a vote of at least a majority of the outstanding shares of a Fund, if adopted after any public offering of such shares; and (b) together with any related agreements, by votes of the majority of both (i) the Board and (ii) the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

6. The Distributor shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

7. The Plan, and any agreements related to the Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually in the manner provided in clause (b) of Section 6 above.

8. The Plan may be terminated at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund (or a class thereof), as and to the extent required by the 1940 Act and the rules thereunder.

9. Any agreement related to this Plan shall be in writing and shall provide that it:

(a) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of a Fund (or a class thereof) on not more than sixty (60) days’ written notice to any other party to the agreement; and

(b) will automatically terminate in the event of its assignment (as defined in the 1940 Act).

10. This Plan may be amended in the manner provided in clause (b) of Paragraph 5 herein for the approval of this Plan, provided, however, that this Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 2 hereof without approval by a majority of a Fund’s outstanding voting securities (or those of a class thereof, if applicable) as and to the extent required by the 1940 Act and the rules thereunder.

11. All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

12. So long as the Plan is in effect, the Board shall satisfy the fund governance standards included in Rule 0-l(a)(7) under the 1940 Act, including that the selection and nomination of the Trust’s trustees who are not interested persons of the Trust (as defined in the 1940 Act) shall be committed to the discretion of such incumbent trustees who are not interested persons of the Trust.

13. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

As approved: October 9, 2019

APPENDIX A

FUND AND CLASS	FEE LIMITATION
Red Cedar Short Term Bond Fund
Institutional Class	0.25%

As approved: October 9, 2019